Exhibit - 10.54

THE GYMBOREE CORPORATION

MANAGEMENT CHANGE OF CONTROL PLAN

Amended and Restated
Effective May 1, 2003

ARTICLE I

PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN

1.     Purposes. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board recognizes that such consideration can be a distraction to key Employees and can cause such Employees to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continuous dedication and objectivity of these Employees, notwithstanding the possibility, threat or occurrence of a Change of Control. The Board believes that it is in the best interests of the Company and its stockholders to provide these Employees with certain severance benefits upon termination of employment following a Change of Control. Such benefits provide these Employees an incentive to remain with the Company, notwithstanding the possibility or occurrence of a Change of Control, and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

2.     Establishment of Plan. As of the Effective Date, the Company hereby establishes the Plan, as set forth in this document.

3.     Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation.

4.     Contractual Right to Benefits. This Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms thereof, enforceable by the Participant against the Company.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

     Whenever used in the Plan, the following terms shall have the meanings set forth below.

     1.     Annual Compensation. “Annual Compensation” shall mean an amount equal to the sum of (i) the Participant’s gross annual base salary, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Change of Control, and (ii) the Participant’s Average Annual Bonus.

2.     Average Annual Bonus. “Average Annual Bonus” shall mean the average bonus payments received by the Participant under the Company’s incentive bonus and variable compensation programs as in effect on the date of a Change of Control (or any predecessor or successor programs) for the three most recent consecutive and complete fiscal years of the Company prior to the fiscal year in which the Change of Control occurs. For purposes of calculating a Participant’s Average Annual Bonus, the following rules shall apply:

     (i)  In the event a Participant was not eligible to participate in such bonus and variable compensation programs for the entire three year period, the Average Annual Bonus shall be calculated based upon the Participant’s actual period of eligibility; and

     (ii)  In the event a Participant first became eligible to participate in such bonus and variable compensation programs in the fiscal year in which the Change of Control occurs, the Participant’s Average Annual Bonus shall be based on his or her targeted bonus and variable compensation amounts as in effect immediately prior to such Change of Control.

3.     Benefits Continuation Period. “Benefits Continuation Period” shall mean the period set forth in a Participant’s Notice of Participation, which period immediately follows the Participant’s Involuntary Termination.

4.     Board. “Board” shall mean the Board of Directors of the Company.

5.     Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant, (ii) the Participant’s conviction of a felony that is injurious to the Company, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, (iv) continued substantial violations by the Participant of the Participant’s employment duties which are demonstrably willful and deliberate on the Participant’s part after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his duties or (v) any act that would constitute a material violation of the standards set forth in this Plan, including, without limitation, the standards of Article VI.

6.     Change of Control. “Change of Control” shall mean the occurrence of any of the following events.

     (i)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

     (ii)  A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

     (iii)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

     (iv)  the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

7.     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

8.     Company. “Company’ shall mean The Gymboree Corporation, any subsidiary corporations, any successor entities as provided in Article VIII hereof, and any parent or subsidiaries of such successor entities.

9.     Company-Paid Coverage. “Company-Paid Coverage” shall mean the benefits coverage described in Article IV hereof.

10.     Disability. “Disability” shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, and the Participant is found to be disabled within the meaning of the Company’s long-term disability plan.

11.     Effective Date. “Effective Date” shall mean May 1, 2003.

12.     Employee. “Employee” shall mean an employee of the Company.

13.     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

14.     Involuntary Termination. “Involuntary Termination” shall mean (i) an involuntary termination of a Participant’s employment other than for Cause, (ii) without the Participant’s express written consent, the significant reduction of the Participant’s title, duties or responsibilities relative to the Participant’s title, duties or responsibilities in effect immediately prior to such reduction; provided, however, that a significant reduction in title, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as example, when the Chief Financial Officer of The Gymboree Corporation remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination,” (iii) without the Participant’s express written consent, a greater than 10% reduction by the Company in the annual base salary or in the maximum dollar amount of potential annual cash bonuses relative to the annual base salary and maximum dollar amount of potential annual cash bonuses as in effect immediately prior to such reduction; (iv) without the Participant’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction with the result that the Participant’s overall benefits package is significantly reduced; (v) without the Participant’s express written consent, the relocation of the Participant to a facility or a location more than 50 miles from the Participant’s then present work location and that adds more than 100 miles to his or her daily round-trip commute; or (vi) the failure of the Company to obtain the assumption of this Plan by any successors contemplated in Article VIII below.

15.     Notice of Participation. “Notice of Participation” shall mean an individualized written notice of participation in the Plan from an authorized officer of the Company.

16.     Participant. “Participant” shall mean an individual who meets the eligibility requirements of Article III.

17.     Plan. “Plan” shall mean this The Gymboree Corporation Management Change of Control Plan.

18.     Plan Administrator. “Plan Administrator” shall mean the Board of Directors of the Company, or its committee or designee, as shall be responsible for administering the Plan.

19.     Pro-Rated Bonus Amount. “Pro-Rated Bonus Amount” shall mean a pro-rated portion of the Participant’s quarterly and annual bonus and variable compensation calculated as of the Change of Control date, as follows:

     (i)  In the case of quarterly bonus or variable compensation paid or payable to the Participant with respect to the fiscal quarter of the Company completed immediately prior to the fiscal quarter in which the Change of Control occurs, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal quarter in which the Change of Control occurs prior to the occurrence of the Change of Control, and the denominator of which shall be ninety-one and one quarter; and

     (ii)  In the case of annual bonus or variable compensation, the portion shall be the amount of annual bonus or variable compensation payable to the Participant under the Company’s annual bonus or variable compensation program in effect as of the Change of Control date, based on year-to-date financial performance of the Company for the period ended immediately prior to the Change of Control. For this purpose, the performance measures for such fiscal year shall be adjusted, as appropriate, to take into account the shortened performance period. The amount so determined shall be pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during such fiscal year prior to the occurrence of the Change of Control, and the denominator of which shall be three hundred and sixty-five.

20.     Severance Payment. “Severance Payment” shall mean the payment of severance compensation as provided in Article IV hereof.

21.     Severance Payment Percentage. “Severance Payment Percentage’ shall mean for each Participant, the Severance Payment Percentage set forth in such Participant’s Notice of Participation.

ARTICLE III

ELIGIBILITY

1.     Waiver. As a condition of receiving benefits under the Plan, an Employee must sign a general waiver and release on a form provided by the Company.

2.     Participation in Plan. Each Employee who is designated by the Board and who signs and returns to the Company a Notice of Participation within the time set forth in such Notice shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan (i) upon ceasing to be an Employee, or (ii) upon receiving written notice from the Plan Administrator prior to a Change of Control that the Participant is no longer eligible to participate in the Plan, unless in either case such Participant is then entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits has been delivered to the Participant.

ARTICLE IV

SEVERANCE BENEFITS

1.     Termination Following A Change of Control. If a Participant’s employment terminated during the period following a Change of Control that is equal to the same number of months as set forth in the Participant’s Benefits Continuation Period , then, subject to Articles V and VI hereof, the Participant shall be entitled to receive severance benefits as follows:

     (a)  Severance Pay Upon an Involuntary Termination. If the Participant’s employment with the Company terminates as a result of Involuntary Termination other than for Cause, the Participant shall be entitled to receive a Severance Payment equal to the sum of (i) the product obtained by multiplying the Participant’s Severance Payment Percentage times the Participant’s Annual Compensation, plus (ii) the Participant’s Pro-Rated Bonus Amount. Any such Severance Payment shall be paid in cash by the Company to the Participant in a single lump sum payment, less applicable tax withholding, within ten (10) business days of the Participant’s termination date, and shall be in lieu of any other severance or severance–type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement or agreement between the Company and the Participant.

EXAMPLE: A Change of Control is consummated on June 15, 2003. Participant is Involuntarily Terminated other than for Cause as of July 1, 2003. Participant’s Annual Compensation is $150,000. The Severance Payment Percentage set forth in the Participant’s Notice of Participation is 100%. The Participant’s Pro-Rated Bonus Amount for the 2003 fiscal year is $10,000. The Participant is entitled to a Severance

Payment equal to (i) 100% x $150,000, plus (ii) 10,000, for a total Severance Payment equal to $160,000.

     (b)  Employee Benefits Upon an Involuntary Termination. If the Participant’s employment with the Company is terminated as a result of Involuntary Termination other than for Cause, then the Company shall continue to provide the Participant with medical, dental, vision, disability and life insurance coverage and employee assistance programs (or such comparable alternative benefits as the Company may, in its discretion, determine to be sufficient to satisfy its coverage as provided to the Participant immediately prior to the Change of Control), with the same percentage of any premiums or costs for such coverage paid for by the Company as is paid for by the Company on behalf of active participants in the Company’s comparable plans (the “Company-Paid Coverage”). Company-Paid Coverage shall be provided to the Participant for a period that ends on the earlier of (i) expiration of the Participant’s Benefits Continuation Period, or (ii) with respect to each individual benefit within the Company-Paid Coverage, the date that Participant and his or her covered dependents become covered under another employer’s employee benefit plan providing benefits and levels of coverage comparable to the applicable Company-Paid Coverage benefit; provided, however, in no event shall this obligation require the Company to provide coverage that is not reasonably available under the Company’s Plans or through the Company’s insurers. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Participant and his or her covered dependents shall be the date upon which Company-Paid Coverage terminates. Company-Paid Coverage shall be provided at the Company’s discretion.

2.     Voluntary Resignation: Termination For Cause. If the Participant’s employment terminates by reason of the Participant’s voluntary resignation (and is not an Involuntary Termination), or if the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefits plans and policies at the time of such termination.

3.     Disability; Death. If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment following his or her Disability, the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefits plans and policies at the time of such termination.

4.     Termination Apart from Change of Control. In the event that a Participant’s employment terminates for any reason prior to the occurrence of a Change of Control or after the period following a Change of Control that is equal to the same number of months as set forth in the Participant’s Benefits Continuation Period, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may available under the Company’s then existing benefits plans and policies at the time of such termination.

ARTICLE V

GOLDEN PARACHUTE EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

1.     Benefits Cap. Except if specifically otherwise set forth in a Participant’s Notice of Participation, in the event that the benefits under this Plan, when aggregated with any other payments or benefits received by a Participant, or to be received by a Participant, would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, then the Participant’s Plan benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code.

2.     Determination. Unless the Company and the Participant otherwise agree in writing, any determination required under this Article or the Participant’s Notice of Participation shall be made in writing by the same firm of independent public accountants who were employed by the Company immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Article, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations pursuant to this Article.

ARTICLE VI

FORFEITURE OF SEVERANCE BENEFITS

1.     Future Services with the Company. If a Participant provides services to the Company (as an employee, independent contractor, consultant or otherwise) during his or her Benefits Continuation Period and does so without the prior written approval of the Company’s General Counsel or his or her delegate, the Participant shall repay (or, if the Severance Payment and/or Company-Paid Coverage has not yet been paid or provided, forfeit) a pro rata amount of the Severance Payment previously paid by the Company.

2.     Violation of the Company’s Code of Conduct, Code of Ethics or the Participant’s Restrictive Covenants. Notwithstanding any other provision of this Plan to the contrary, if it is determined by the Company that a Participant has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in the Participant’s general waiver and release or any other restrictive covenants contained in any other Company plan or program or agreement between the Company and the Participant, the Participant shall be required to repay to the Company an amount equal to the economic value of all Severance Payments and Company-Paid Coverage already paid or provided to the Participant under this Plan and the Participant shall forfeit all other entitlements under this Plan. Additional forfeiture provisions may apply under other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

ARTICLE VII

EMPLOYMENT STATUS: WITHHOLDING

1.     Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligations to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

2.     Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.

ARTICLE VIII

SUCCESSORS TO COMPANY AND PARTICIPANTS

1.     Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operations of law.

2.     Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees.

ARTICLE IX

DURATION, AMENDMENT, AND TERMINATION

1.     Duration. This Plan shall terminate on May 1, 2008, unless, (a) this Plan is extended by the Board, (b) a Change of Control occurs prior to May 1, 2008 or (c) the Board terminates the Plan in accordance with Article IX.2 below. If a Change of Control occurs prior to termination of this Plan pursuant to the preceding sentence, then this Plan shall terminate upon the date that all obligations of the Company hereunder have been satisfied. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.

2.     Amendment and Termination. The Board shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. The Plan may be terminated by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. If a Change of Control occurs, the Plan and the designation of Participants thereto shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

ARTICLE X

ADMINISTRATION

The Plan Administrator has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Plan Administrator determines is necessary for the proper administration of this Plan.

ARTICLE XI

CLAIMS PROCESS

1.     Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under ERISA and this Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company’s Vice President, Human Resources . If such claim is denied in whole or in part, the Participant shall receive written notice of the decision of the Company’s Vice President, Human Resources, within 90 days after the claim is received. Such written notice shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (iv) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the Company’s Vice President, Human Resources, needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required, and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the Company’s Vice President, Human Resources, within the appropriate time, the Participant may consider the claim denied.

2.     Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under this Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received. The

Plan Administrator shall conduct a review and make a final decision within 60 days after receiving the Participant’s written request for review. If the Plan Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required. The Plan Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (iv) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA. If the Plan Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant (or any individual authorized by such Participant) submits a written request to appeal a denied claim, the Participant has the right to review pertinent Plan documents and to send a written statement of the issues and any other documents to support the claim.

3.     Limitations Period. A Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits. The Participant may thereafter file an action in a court of competent jurisdiction, but he or she must do so within 180 days after the date of the notice of decision on appeal or such action will be forever barred.

ARTICLE XII

NOTICES AND ASSIGNMENT

1.     General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice President, Human Resources.

2.     Notice of Termination by the Company. Any termination by the Company of the Participant’s employment at any time within the period following a Change of Control that is equal to the same number of months as set forth in the Participant’s Benefits Continuation Period shall be communicated by a notice of termination to the Participant at least five (5) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant’s Disability). Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

3.     Notice by the Participant of Involuntary Termination by the Company. In the event that the Participant determines that an Involuntary Termination has occurred at any time within the period following a Change of Control that is equal to the same number of months as set forth in the Participant’s Benefits Continuation Period, the Participant shall give written notice to the

Company that such Involuntary Termination has occurred. Such notice shall be delivered by the Participant to the Company within ninety (90) days following the date on which such Involuntary Termination occurred, shall indicate the specific provisions or provisions in this Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

4.     Assignment by Company. The Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term “Company” when used in this Plan shall mean the corporation that actually employs the Participant.

ARTICLE XIII

GOVERNING LAW, JURISDICTION AND VENUE

     This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations) and it shall be enforced in accordance with ERISA. Any Participant or other person filing an action related to this Plan shall be subject to the jurisdiction and venue of the federal or state courts of the State of California.

THE GYMBOREE CORPORATION

MANAGEMENT CHANGE OF CONTROL PLAN
NOTICE OF PARTICIPATION

To:
Date:      , 200_

     The Board has designated you as a Participant in the Plan, a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The terms defined in the Plan shall have the same defined meanings in this Notice of Participation. As a condition to receiving benefits under the Plan, you must sign a general waiver and release in the form provided by the Company. The variables relating to your Plan participation are as follows:

Severance Payment Percentage: Benefits Continuation Period: Golden Parachute Excise Tax Treatment:	[100%, 200%, 300%] [12, 18 months]

     [Instead of the limitation set forth in Article V.1 of the Plan, the following provisions shall apply:

     In the event that the benefits provided for in the Plan, when aggregated with any other payments or benefits received by you, would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay you an additional amount, such that the net amount retained by you shall be as if the Excise Tax did not apply to you.]

     The Severance Payment is subject to forfeiture or repayment in certain cases if the Participant has violated the Company’s code of ethics or code of conduct or the Participant’s restrictive covenants with the Company.

     If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

General Counsel The Gymboree Corporation 700 Airport Boulevard Suite 200 Burlingame, California 94010

Your failure to timely remit this signed Notice of Participation will result in your immediate removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records.

Date:	Signature: